Exhibit 99.1

Company Contact:
Doug Drysdale
President and CEO
(800) 793-2145 ext. 7407 ddrysdale@pernixtx.com

PERNIX AGREES TO DIVEST MANUFACTURING FACILITY

HOUSTON, Texas, April 1, 2014 – Pernix Therapeutics Holdings, Inc. (“Pernix” or the “Company”) (NASDAQ MKT: PTX), a specialty pharmaceutical company, today announced that it has signed a definitive agreement to divest its Houston, TX-based manufacturing operations, Pernix Manufacturing, LLC (“PML”) to Woodfield Pharmaceutical LLC (“Woodfield”).

Woodfield will acquire the entire PML operation and will assume the mortgage associated with the facility.  Pernix expects to receive approximately $1.2 million in net proceeds at closing and realize approximately $5.0 million in annualized cost savings from the divestiture.  As part of the agreement, Woodfield will continue to manufacture the existing Pernix products under a long-term supply agreement. Pernix anticipates a closing of April 15, 2014.  Closing of the transaction is subject to standard closing conditions and deliveries.  In addition, closing on the sale of certain of the real estate assets may extend beyond the anticipated closing date.

Commenting on the sale, Doug Drysdale, President and CEO of Pernix said, "The sale of PML, along with the previously-announced closure of our distribution centers in Madison, MS and Magnolia, TX continues our efforts to reduce and simplify our operating costs. The transaction will be a significant contributor to profitability in 2014.  We sincerely appreciate the contributions the PML team has made as part of the Pernix family and we look forward to working together with Woodfield to effect a smooth transition."

Adam Runsdorf, President of Woodfield Pharmaceutical, LLC said, “We are pleased to participate in this transaction with Pernix and look forward to expanding the current platform of operations which will be dedicated to the service of existing and future customers requiring outsourced contract manufacturing.”
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About Pernix Therapeutics Holdings, Inc.

Pernix Therapeutics is a specialty pharmaceutical company primarily focused on the sales, marketing, manufacturing and development of branded pharmaceutical products. The Company markets a portfolio of branded products, including: CEDAX®, an antibiotic for middle ear infections and a number of treatments for cough and cold conditions including ZUTRIPRO®, REZIRA® and VITUZ®. The Company also markets SILENOR, a non-narcotic product for the treatment of insomnia and KHEDEZLA, a treatment for major depressive disorder. The Company promotes its branded products to physicians through its Pernix sales force and markets its generic portfolio through its wholly owned subsidiaries, Cypress Pharmaceuticals and Macoven Pharmaceuticals. The Company’s wholly owned subsidiary, Pernix Manufacturing, manufactures and packages products for the pharmaceutical industry in a wide range of dosage forms. Founded in 1996, the Company is based in Houston, Texas.

Additional information about Pernix is available on the Company’s website located at www.pernixtx.com.